UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 _________________
FORM 8-K
__________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) April 28, 2026
___________________
Matrix Service Company
(Exact Name of Registrant as Specified in Its Charter)
___________________

Delaware	001-15461	73-1352174
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
15 East 5th Street, Suite 1100, Tulsa, Oklahoma 74103
(Address of principal executive offices and zip code)
918-838-8822
(Registrant’s Telephone Number, Including Area Code)
NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)
__________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MTRX	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected to not use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As part of broader organizational changes across the Company following the previously announced appointment of Shawn P. Payne as Chief Executive Officer, who will assume his new role effective July 1, 2026, Kevin S. Cavanah, Vice President of Finance and Chief Financial Officer, and Nancy E. Austin, Chief Administrative Officer, will step down from their respective positions on the terms substantially as described below. Mr. Cavanah will continue in his role for the period described below to facilitate an orderly transition of his duties as the Company conducts an external search for his replacement, who will be based in Houston, together with Mr. Payne. The Company is not appointing a replacement for the Chief Administrative Officer role and will instead redistribute the responsibilities of that role to other Company executives.

Departure of Kevin S. Cavanah

On April 29, 2026, Kevin S. Cavanah and the Company entered into a transition and separation agreement (the “Cavanah Agreement”) pursuant to which Mr. Cavanah will continue to serve as Vice President of Finance and Chief Financial Officer through the earlier of the date that is one week after the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending June 30, 2026 and (ii) the date on which his employment is terminated by the Company without Cause (as defined in the of the 2021 Matrix Service Company Severance Plan for Executives (the “Executive Severance Plan”)). Mr. Cavanah’s separation from the Company is not the result of any disagreements with the Company or any of its directors, officers or employees.

The Cavanah Agreement provides that, following his last day of employment, and subject to compliance with the terms of the Cavanah Agreement and the restrictive covenants to which he is subject and his execution of a supplemental release of claims, Mr. Cavanah will receive a lump sum cash payment of $771,000, 18 months of Company-paid COBRA continuation coverage, vesting of his outstanding restricted stock units granted under the Company’s 2020 Stock and Incentive Compensation Plan (the “Equity Plan”), and deemed satisfaction of the service condition for a pro rata portion of his outstanding performance units granted under the Equity Plan, which will remain eligible to vest based on actual performance. If a Change of Control (as defined in the Equity Plan) occurs under certain circumstances, Mr. Cavanah will receive the increased cash payment and full vesting of performance units pursuant to the Executive Severance Plan and his performance unit award agreements, respectively. The Cavanah Agreement also includes confidentiality, cooperation and non-disparagement covenants and a customary release of claims.

Departure of Nancy E. Austin

Nancy E. Austin and the Company are expected to enter into a separation agreement (the “Austin Agreement”), pursuant to which Ms. Austin will step down as Vice President and Chief Administrative Officer of the Company effective as of May 7, 2026. Ms. Austin's separation from the Company is not the result of any disagreements with the Company or any of its directors, officers or employees.

The Austin Agreement is expected to provide that, following her last day of employment, and subject to her compliance with the terms of the Austin Agreement and the restrictive covenants to which she is subject, Ms. Austin will receive a lump sum cash payment of $608,345, 18 months of Company-paid COBRA continuation coverage, vesting of 20,368 of her outstanding restricted stock units granted under the Equity Plan, and deemed satisfaction of the service condition of her outstanding performance units granted under the Equity Plan in 2023, which will remain eligible to vest based on actual performance. The Austin Agreement is also expected to include confidentiality, cooperation and non-disparagement covenants and a customary release of claims.

The foregoing descriptions of the Cavanah Agreement and the Austin Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which the Company intends to file as exhibits to its Annual Report on Form 10-K for the fiscal year ending June 30, 2026.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matrix Service Company

Dated: April 30, 2026	By:	/s/ David Miller

David Miller
General Counsel